Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2004 relating to the financial statements, which appears in the 2003 Annual Report to Shareholders of Corporate Office Properties Trust, which is incorporated by reference in Corporate Office Property Trust’s Annual Report on Form 10-K for the year ended December 31, 2003.  We also consent to the incorporation by reference of our report December 31, 2003 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.  We also consent to the incorporation by reference of our report dated March 29, 2004 relating to the historical summaries of revenue and certain expenses of 400 Professional Drive, and of our report dated March 16, 2004 relating to the historical summaries of revenue and certain expenses of Wildewood and Exploration/Expedition Office Parks, which appear in the Current Report on Form 8-K of Corporate Office Properties Trust dated April 13, 2004. We also consent to the incorporation by reference of our report dated August 3, 2004 relating to the historical summaries of revenue and certain expenses of 10150 York Road, which appears in the Current Report on Form 8-K of Corporate Office Properties Trust  dated September 22, 2004.

/s/ PricewaterhouseCoopers LLP

Baltimore, MD
December 22, 2004